YIELDQUEST ADVISORS, LLC

3575 Piedmont Road, Suite 1550

Atlanta, Georgia 30309

(866) 978-3781

December 13, 2006

To:

YieldQuest Funds Trust

3575 Piedmont Road, Suite 1550

Atlanta, Georgia 30309

Dear Ladies and Gentlemen:

Pursuant to the Investment Advisory Agreement approved by the Board of Trustees, you have engaged us to act as the sole investment adviser to following series of the Trust, the YieldQuest Flexible Income Fund (“Flexible Income Fund”), YieldQuest Low Duration Bond Fund (“Low Duration Fund”), and YieldQuest Low Duration Tax-Exempt Bond Fund (“Low Duration Tax-Exempt Fund”) (collectively, the “Funds”).

Effective as of day the Funds commence investment operations through October 31, 2008, we hereby agree to waive our advisory fees and/or agree to reimburse certain Fund operating expenses, but only to the extent necessary to maintain each Fund’s net annual operating expenses, except brokerage fees and commissions, borrowing costs (such as interest and dividend expenses on securities sold short), taxes, extraordinary expenses and any indirect expenses (such as expenses incurred by other investment companies in which a Fund may invest), at 0.95%, 0.65% and 0.65% of the average daily net assets of the Flexible Income Fund, Low Duration Fund and Low Duration Tax-Exempt Fund, respectively.  Any waiver or reimbursement by us to a Fund is subject to repayment by that Fund in the three fiscal years following the fiscal year in which the expenses is incurred; provided that such Fund is able to make the repayment without exceeding its expense limitation as listed above.

Very truly yours,

YIELDQUEST ADVISORS, LLC

By:

Name:

Title:

Acceptance

The foregoing is hereby accepted.

YIELDQUEST FUNDS TRUST

By:

 Name:

 Title: